Exhibit 99.2

HMS Victory FAQ

February 2, 2009

What was HMS Victory?

When launched, HMS Victory was the mightiest and most technically-advanced vessel of the age, armed with an astonishing 100 to 110 bronze cannon. Historically, she was the last Royal Navy warship to be lost at sea with a complete complement of bronze cannon.

Built in Portsmouth between 1726 and 1737, she was the fifth and penultimate Royal Navy ship to bear this auspicious name. Two of the greatest admirals in English history, Sir John Norris and Sir John Balchin, called her their flagship.

The direct predecessor and inspiration behind Nelson’s flagship, the Victory was a three-decked, first-rate Royal Navy warship weighing 1,921 tons, measuring 174 ft. 9 in. (approx. 53 m) in length, with a beam of 50 ft. 6 in. (approx. 15.5 m) and a depth of 20 ft. 6in. (approx. 6.25 m). Interestingly, Balchin’s Victory was approximately the same overall dimension as Nelson’s Victory, although the newer Victory was a much better design in terms of seaworthiness.

What is the history of HMS Victory?

Historians recognize HMS Victory as one of the greatest warships built in the 18th century. Throughout her career of seven years, she sailed primarily on non-combat missions and was used as a deterrent to provide an overwhelming show of force for the Royal Navy wherever she appeared. In July 1744, she set sail to rescue a Mediterranean convoy blockaded by the French Brest fleet in the River Tagus at Lisbon. After victoriously chasing the French fleet away, she escorted the convoy into the Mediterranean Sea as far as Gibraltar, then set sail to return to her home port in England. During the course of the voyage, her fleet captured a number of valuable prizes, and she was also reported to have taken on board a consignment of 400,000 pounds sterling for Dutch merchants. On her return trip to England, HMS Victory was lost with all hands in a violent storm on October 5, 1744.

What makes this discovery significant?

When Balchin’s Victory, the mightiest vessel in the world, disappeared with all hands on October 5, 1744, it was an unimaginable shock. One of the most compelling and long-standing mysteries in naval history was born. It has been a long-held belief that she was lost on the Casquets, a group of rocky islets situated northwest of Alderney and protruding up to 10 meters (approx. 33 ft) above the water line. These rocks are infamously renowned as the “graveyard of the English Channel.” Based on the theory that poor navigation must have caused the loss on the Casquets, Admiral Sir Balchin’s 58 years of outstanding sailing experience were subsequently called into question, and the lighthouse keeper of Alderney was even subjected to a court martial for failing to keep the lights on between October 1 and 5, 1744. However, despite numerous attempts to find her during the past 250 years, the location of the final resting place of Balchin’s Victory remained a mystery… until now.

Odyssey Marine Exploration’s recent discovery of the shipwreck of Balchin’s Victory, nearly 100 km from the Casquets, finally disproves the accepted, long-standing beliefs about the loss. Odyssey’s discovery exonerates Admiral Sir John Balchin, his captain, navigator and officers, as well as the lighthouse keeper. Evidence instead points to the fact that the ship sank as the result of a violent storm and suggests that the design and construction of the ship contributed to her loss.

Balchin’s Victory represents the only wreck of a first-rate English warship ever to be discovered with its original deployment of bronze cannon. Her 4-ton, 42-pounder cannon – the largest and most powerful guns used in naval warfare at that time – are unique as the only known examples in existence.

Who was Sir John Balchin?

Admiral Sir John Balchin was one of the most respected and longest-serving fighting officers in Royal Navy history. When he tragically drowned on HMS Victory on 5 October 1744, he had dedicated 58 years of service to king and country. Between the age of 15 and 74, Sir John sailed the waters of the West Indies, the Baltic, Mediterranean and English Channel on 13 different warships. He was twice captured by the French and twice exonerated by court martial. He was promoted to Rear Admiral in 1728, Vice-Admiral six years later, and, in August 1743, became Admiral of the White, the second highest naval appointment.

Sir John was never able to enjoy the peace that his dutiful service deserved. Within months of his retirement in March 1744 he was rushed back into service to liberate a supply convoy blockaded by the Brest fleet down the River Tagus at Lisbon. If these vital supplies failed to reach the Mediterranean fleet, England was at risk of losing the War of the Austrian Succession. Having routed the French and captured at least 11 enemy prizes, Balchin was heading home when HMS Victory was caught in a violent storm in the western English Channel. The greatest commander of the age perished on the finest warship in the world along with at least 900 sailors, a complement of marines, and 50 volunteers from some of the most distinguished families in England.

Today, Sir Robert Balchin - who is Knight Principal of the Imperial Society of Knights Bachelor and Pro-Chancellor of Brunel University - represents the Balchin family, an ancient Surrey one which has its roots in Normandy where the crusader knight Sire Rogon de Balchen c. 1160, is buried. Sir Robert is Chairman of the Balchin Family Society, founded in 1994, on the 250th anniversary of the disappearance of Balchin’s Victory. Throughout a dozen generations the family has never ceased to wonder about the true fate of Sir John and his lost warship.

(Note: Sir John Balchin’s name is frequently misspelled as “Balchen.” Reportedly, his lavish, swirling handwriting made the 'i’' resemble an 'e', which is why the mistake entered the historical record.)

Link: Balchin Family Society, www.balchin-family.org.uk.

Where is the site located?

Odyssey Marine Exploration discovered the site in the English Channel beyond the UK’s Territorial Waters and Contiguous Zone, nearly 100 km from where the ship was historically believed to have been wrecked near the Channel Islands.

How did Odyssey find the Victory?

Odyssey has conducted search operations over a wide area in the English Channel and the Western Approaches (the “Atlas” search area) since 2005. In 2008, using both side-scan sonar and a magnetometer, Odyssey discovered the target that ultimately turned out to be the shipwreck of the Victory.

Odyssey then utilized the company’s 8-ton Remotely Operated Vehicle (ROV) ZEUS to conduct a preliminary archaeological inspection of the site. After the initial analysis, the Odyssey team believed that Balchin’s Victory had likely been located. Immediately after this determination, the British Ministry of Defence (MOD) was notified of the find.

Was this the same ship as Lord Nelson’s Victory?

No, the Victory that was commanded by Admiral Lord Nelson was launched in 1765. The vessel discovered by Odyssey is its predecessor and, in large part, served as the inspiration for Nelson’s Victory, bearing similar features and dimensions. A tour of Nelson’s Victory in Portsmouth will give the visitor a glimpse of the scale of the ship and what life aboard Balchin’s Victory would have been like.

When was the UK Government informed of the discovery of HMS Victory?

After the second visit to the site, Odyssey notified the British Ministry of Defence (MOD) of the discovery and Odyssey’s belief that it was likely that of HMS Victory. The MOD agreed that Odyssey should conduct additional survey work on the site with the goal of establishing a positive identification. After further archaeological study it was agreed that two of the cannon would be lifted as evidence of the site’s identity.

An agreement between the MOD and Odyssey detailing future collaboration on this project is currently being developed. An admiralty arrest has been made in a U.S. federal court, where any issues relative to recovery and ownership would be adjudicated. It is anticipated that with an agreement between Odyssey and the MOD in place, the protection of the site would be safeguarded by the U.S. court to ensure that there is no illicit recovery.

What work has been done and what has been recovered so far from the Victory shipwreck site?

Odyssey Marine Exploration conducted a pre-disturbance survey using its ROV ZEUS. A geo-spatially accurate photomosaic of the site was produced from more than 2,800 high-resolution still images. Subsequent operations, undertaken with the knowledge and agreement of the UK MOD, identified a substantial concentration of wreckage from the Victory, comprising hull remains, the ship’s 10 meter-long rudder, rectangular iron ballast, two anchors, a copper kettle, rigging, two probable gunner’s wheels and 41 bronze cannon, including eight 42-pounder guns.

With the approval of the MOD, Odyssey recovered two bronze cannon from the wreck of the Victory, a 12-pounder featuring the royal arms of George II and a 4 ton, 42-pounder bearing the crest of George I. The 42-pounder is the only known example of this size gun now on dry land. Both guns carry the maker’s mark (“SCHALCH”) and archetypal dolphin handles, common to bronze cannon of the period. The size, dates and types of guns were key pieces of evidence in identifying the shipwreck as the Victory.

So far the only artifacts recovered from the site by Odyssey were two bricks which were sent to the United States in order to file an admiralty arrest to protect the site, and the two cannon which were handed over to the MOD and reported to the UK Receiver of Wreck. The bricks were not reported to the Receiver of Wreck, because they never entered UK territorial waters, and therefore were not subject to the jurisdiction of the Receiver of Wreck.

What is the significance of the cannon found at the site?

From the perspective of ordnance deployment, HMS Victory is unique as the last recorded Royal Navy warship to be lost bearing a full complement of bronze cannon. She was armed before bronze was phased out in favor of iron guns, which were less expensive to produce. The site is one of only two first-rates whose ordnance has ever been located underwater, the other having been salvaged in the late 18th century. However, unfortunately almost all of the bronze guns from the other ship were melted down as scrap in the late 18th and 19th centuries. In addition, the Victory site represents the only shipwreck ever discovered with an armament of 42-pounder cannon, the most powerful and prestigious guns used in Colonial naval warfare. The one recovered by Odyssey is the only known example in existence on land in the world.

The two cannon recovered in October 2008 — a 42-pounder and a 12-pounder — provide an indication of the magnitude of the armament:

42-pounder:	L. 3.40 m (11.5 ft.)	muzzle diam. 17.8 cm (7 in.)	trunnion diam. 17.8 cm (7 in.)
Decorated with the royal arms of King George I.

12-pounder:	L. 3.12 m (10.24 ft.)	muzzle diam. 11.5 cm (4.5 in.)	trunnion diam. 11.5 cm (4.5 in.)
Decorated with the royal arms of King George II.

These cannon played an important role in identifying the site, since construction of the Victory commenced in March 1726, the final year in which King George I reigned (the guns were ordered before construction commenced). The end of King George I’s reign also witnessed the decline of bronze cannon used on English warships – at this time they were deployed exclusively on the most prestigious vessels, flagships and royal yachts.

The cannon are currently the most remarkable and identifiable features of this shipwreck. With their elegant dolphin handles and intricate cast artwork, they represent exceptional bronze craftsmanship and feature the maker’s mark “SCHALCH.” Andrew Schalch of Woolwich was widely recognized as the pre-eminent master founder of his time.

The recovery of these cannon, as well as the other eclectic mix of great guns observed on the site, will help further our understanding of naval weaponry used during this era.

In summary, the historical and archaeological significance of the site’s anticipated ordnance collection represents:

•	The only identified intact collection of exclusively bronze cannon from an English warship of any age.

•	The only complete armament of bronze guns from a first-rate English warship.

•	The largest single collection of bronze cannon in the world.

•	The largest consignment of bronze guns ever manufactured and preserved today.

•

A potential assortment of English, Spanish and Dutch ordnance representing historically significant, museum-quality artifacts. The diversity of cannon will provide the definitive statement on the use of bronze guns by the Royal Navy between the late 17th century and 1744.

Are the reports that the Victory was wrecked on the Casquets and washed ashore false?

Shortly after reports of the Victory’s loss, the Admiralty received accounts of wreckage washed ashore onto the Channel Islands, including two topmasts marked in white lead VICT, as well as a topsail-yard marked in white lead with Victy, both found on the shore of Guernsey. Other reports note the discovery of large pump fragments, a staysail found on Guernsey, small gun carriages marked GR [George Rex] and an oar marked Victory found on Sark.

However, the geographical model of the Victory striking the Casquets and firing her guns off Alderney before being driven back by the storm to the archaeological site discovered by Odyssey is implausible. The logbooks from the other ships in the fleet, which did complete their journeys back to England, confirm that the wind was blowing in the wrong direction to have pushed the ship back into the Channel. Consequently, it is virtually impossible that the Victory could have been propelled to its present location after striking rocks near the Channel Islands, as reported by locals in 1744.

Who was responsible for the loss of HMS Victory?

After Balchin’s Victory perished with approximately 900 sailors and others on board, blame for the loss would have been laid upon Admiral Balchin, his officers and the Alderney lighthouse keeper. It was presumed that Balchin and his officers were at fault due to poor navigation, while the lighthouse keeper was accused of failing in his duty to keep the lights on, thereby contributing to the tragedy.

However, the recent discovery of the actual location of the wreck site demonstrates that neither Sir John Balchin nor the lighthouse keeper was at fault. Rather, the culprit was most likely Mother Nature – a fierce storm that proved stronger than even the mightiest vessel of the era. But the Victory’s construction and design probably also contributed to the loss.

Some research suggests that British shipwrights had been failing to store timbers appropriately during this period. As a consequence, it is believed that a generation of warships was constructed with timbers that were prone to rotting. The Victory’s design also drew contemporary criticism for her lack of stability and high center of gravity.

One of Odyssey’s objectives in the archaeological investigation of HMS Victory includes correcting the historical records and determining whether any evidence exists of either poor construction or design.

The United Nations’ Educational, Scientific and Cultural Organization (UNESCO) Convention on the Protection of the Underwater Cultural Heritage (CPUCH) recently went into effect extending legal protection to underwater archaeological sites in 20 countries. Will the Convention in any way impact Odyssey’s future excavation of the shipwreck site?

The proposed Partnering Agreement has been drafted so that it is in line with the rules of CPUCH. Odyssey follows the same archaeological protocols that the CPUCH rules require, and no artifacts will be sold unless the UK Government decides that it wishes to de-accession coins or other duplicate artifacts to sell. The ability of governments and museums to de-accession artifacts is enshrined in the CPUCH Convention as a standard curation practice.

However, it is important to note that the UNESCO CPUCH impacts only those countries who are signatories. The Convention does not impact our operations beyond the waters of any country that signs the Convention and neither the United States nor the United Kingdom is a signatory of the Convention.

Should shipwrecks be left alone and shipwreck artifacts be left in situ?

The theory that shipwrecks will remain preserved if left where they are (in situ) is being proven to be false on many sites examined by Odyssey and others, especially in the English Channel. On the Victory wreck site, for instance, there is evidence of extreme natural deterioration due to the constant movement of sediments and currents, scouring, extensive fishing trawl net damage, and the intrusion of modern trash and debris. This is because the site lies in a heavily trafficked and fished area of the English Channel. At this point, there is no accepted method for protecting such deep-water wrecks, and if left in situ the wreck of the Victory will eventually be mostly destroyed by nature, fishing trawlers and other marine activities.

Odyssey does not lay any blame on the fishermen that make a living by fishing these waters. They are feeding their families and the world, and the restrictions already placed on fishermen have made their way of living very difficult.

Will Balchin’s Victory be brought up from the sea?

The actual hull of the ship has deteriorated past the point where recovery of the entire structure is possible. A plan is being developed for an archaeological investigation of the site, which will be submitted to the UK MOD and other government agencies for review and approval.

Were there any survivors of this shipwreck?

When the Victory sank, approximately 900 sailors, plus a complement of marines and 50 volunteers drawn from the noblest families of England, were on board. All perished in the disaster, including Admiral Sir John Balchin.

Have any human remains been found on the site so far?

Yes, part of a skeleton, including a skull and other bones, were discovered while exploring the site. No human remains were recovered, and those exposed were carefully re-buried by the ROV. All operations at the site were then immediately halted until this discovery was reported to the Ministry of Defence. Investigation of the site was resumed only after the MOD agreed that further fieldwork was necessary to prove the identity of the wreck.

Odyssey takes exceptional care to respect every shipwreck site – with special consideration given to those that were associated with loss of life. However, the idea that large numbers of skeletons will be found on wreck sites is scientifically inaccurate; the presence of bones is very rare and they are typically discovered only in unique situations where bodies have been trapped in confined areas or under heavy objects. For example, the skeletons on the Mary Rose were exceptionally well preserved because the ship foundered in a thick layer of mud, which sealed the remains and preserved them in place.

Are coins or bullion believed to be on the site?

Research shows that substantial quantities of gold were being carried on a regular basis from Lisbon to England on the larger Royal Navy ships during this period. The Dutch financial publication Amsterdamsche Courant of November 18/19, 1744, reported that Balchin’s flagship carried a huge sum of money when she foundered: “People will have it that on board of the Victory was a sum of 400,000 pounds sterling that it had brought from Lisbon for our merchants.” Based on contemporary accounts of coinage being shipped from Lisbon at the time, this cargo most likely consisted of gold coins minted in Portugal and Brazil, although it could also have included other colonial coinage. If gold, this would equate to approximately 100,000 1 oz. gold coins weighing approximately 4 tons.

Additional research indicates that there were large quantities of both silver and gold coins aboard the Victory from enemy prize ships captured by Balchin’s fleet. Research suggests that this prize money will also likely be located at the wreck site.

What is the value of the coins believed to be on board the Victory?

Contemporaneous sources report the presence of £400,000 (1744 face value), which corresponds to approximately 4 tons of gold. The most common coins of the period that would have been transported from Lisbon to England would have been gold Portuguese and Brazilian coins. However, no coins have been located at the site to date, and no accurate assessment as to their value can be made prior to location, recovery and analysis.

Will there be a sharing arrangement between the British government and Odyssey?

Odyssey and the MOD are currently in negotiations, and an agreement similar to that of the Sussex Partnering Agreement has been proposed.

If the UK Government enters into a contract with Odyssey similar to the Sussex Partnering Agreement, the UK Government will retain the right to keep the entire collection of artifacts, including all the coins, intact. If the Government decides to de-accession any of the coins or other duplicate artifacts, then those may be sold after they have been properly documented and recorded. This will be a matter of policy to be decided by the UK Government.

How will Odyssey be compensated for its work?

According to the proposed partnering agreement, Odyssey would be compensated with either a payment of a percentage of the value of the collection that is recovered, conserved and presented to the UK Government, or a percentage of the coins or other duplicate artifacts that the Government decides to de-accession.

A summary of the Odyssey/UK Partnering Agreement for the Sussex can be viewed at: www.shipwreck.net/pam.

Is taxpayer money being used for this project?

The discovery and investigative work to date on HMS Victory has been executed entirely at Odyssey’s expense. Pursuant to the agreement that has been proposed, Odyssey would finance the archaeological excavation of the site, conservation of the artifacts and any other expenses associated with the project. Under the proposed agreement the UK Government would have the right to keep all artifacts recovered from the site together in a collection. However, the UK Government and taxpayers would benefit financially from the recovery if they decide to de-accession and market any of the duplicate artifacts (i.e. coins).

Odyssey Marine Exploration believes the information set forth in this document may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors" in the Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the United States Securities and Exchange Commission.